Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED [*****] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

MASTER SERVICE AGREEMENT

AGREEMENT entered into as of 18 March 2004 between GlycoGenesys Inc. (“GlycoGenesys”), a Nevada corporation and Glenmere Clinical Research, Inc. (“GCR”), a Delaware corporation.

PRELIMINARY STATEMENT

GlycoGenesys is a Nevada corporation with its principal place of business at 31 St. James Ave., Suite 810, Boston, MA 02116. GlycoGenesys is engaged in the business of developing, producing, and seeking approval from the United States Food and Drug Administration (“FDA”) for drug products.

GCR is a Delaware corporation with its principal place of business at 687 Pine Hill Road, Chester, NY 10918. GCR has the necessary expertise to assist GlycoGenesys in the clinical development of GCS 100 in a timely and cost-efficient manner.

ACCORDINGLY, GlycoGenesys and GCR agree as follows:

1	TERM OF AGREEMENT

This Agreement shall commence as of 18 March 2004. Either party shall have the right to terminate this Agreement prior to such date as set forth in Section 5 of this Agreement.

2	OBLIGATIONS OF GCR AND GLYCOGENESYS

2.1 Scope of Work

Subject to the terms of this Agreement, GCR shall perform the services set forth within the Scope of Work for GlycoGenesys clinical protocol GLY-101-01, edition 1.1, entitled A Phase I Study of 5 Daily Doses of GCS-100LE Repeated Every 3 Weeks in Patients with Advanced Cancer (the “Study”) which include, but are not limited to the following: (i) develop electronic case report form (eCRF) and assist in training of site staff on the use of electronic data capture; (ii) oversee and monitor conduct of the study with continual observation of data flow into eCRF; provide 100% source document verification, documentation of site communication and site training, as appropriate; (iii) track enrollment, protocol deviations, etc., advise GlycoGenesys, and take appropriate action to rectify any problems with the conduct of the study; (iv) provide medical expertise for safety monitoring, including serious adverse events and decisions on dose escalation; (v) review and clarify data throughout the study to ensure a timely closure of the database (vi) produce tables from the output of electronic data capture; (vii) collect and maintain current regulatory documents; and (viii) prepare a clinical summary of the study results.

GCR may be invited to perform other duties, which should be added as Appendices to this document, which together with the Scope of Work shall be referred to as the Work Order. These new appendices must have every page initialed and a signature page signed and dated by authorized representatives of GlycoGenesys and GCR to be effective.

GCR shall continuously and expeditiously perform all activities necessary and prudent to assure that GCR’s obligations under this Agreement are completed by the Completion Date and that the costs and expenses to GlycoGenesys for such performance do not exceed the Budget. In the event that GCR is not able to complete its obligations hereunder (i) by the Completion Date, and/or (ii) within the Budget, GCR shall give GlycoGenesys immediate notice in writing. Upon receipt of such notice, GlycoGenesys and GCR will negotiate in good faith to reach a mutually agreeable solution.

2.2 Conflict of Interest

At the time of signing this Agreement, GlycoGenesys and GCR are not aware of any existing or potential conflict of interest. Should the possibility of such conflicts arise GCR agrees to inform GlycoGenesys immediately and then GlycoGenesys management may decide to take corrective action, up to and potentially including, termination of this Agreement.

2.3 GCR Personnel

All personnel necessary for GCR to perform the Work Order shall be employees or consultants of GCR. Payment for the services of all such employees and/or consultants of GCR, including all state and federal tax obligations required by applicable laws and regulations, shall be solely the responsibility and liability of GCR.

2.4 Confidentiality Agreement:

GCR and GlycoGenesys have executed a Confidentially Agreement dated January 5, 2004 (the “Confidentiality Agreement”), which is made a part of this Agreement. GCR acknowledges that the Confidentiality Agreement is still in full force and effect and any breach under the Confidentiality Agreement shall be a default under this Agreement. GCR will treat as Confidential Information all information, data and materials furnished by or on behalf of GlycoGenesys or by GlycoGenesys’s clinical investigators, or developed by GCR during the term of this Agreement concerning GlycoGenesys, GlycoGenesys’s studies, GlycoGenesys’s business or GlycoGenesys’s drug, GCS-100. GCR agrees not to knowingly disclose to GlycoGenesys any information with respect to which it is under any actual or implied duty to any third party to keep confidential.

2.5 Reports

GCR shall keep GlycoGenesys fully informed of all activities undertaken by it for the benefit of GlycoGenesys and its progress in completing its obligations under this

Agreement. GCR shall provide GlycoGenesys, including, without limitation, the following reports:

a. written monthly reports setting forth progress relative to the Work Order and status of regulatory documents;

b. clinical monitor’s visit reports within 10 business days of site visit

c. upon the occurrence of any Serious Adverse Event, GCR shall immediately notify GlycoGenesys by telephone (followed up in writing within one business day) of the nature of such event, dates, locations and consequences and any other information which GlycoGenesys may need for FDA reporting including SAE forms, written subject narratives and MedWatch forms;

d. draft study report within 3 weeks of database lock

e. weekly conference calls or meetings to discuss Study progress

f. summary report of GCR estimate of maximum tolerated dose within 10 business days after “soft-lock” of database.

2.6 Insider Information

In the course of performance of GCR’s duties, GCR will receive information which is considered inside information within the meaning and intent of the United States federal securities laws, rules and regulations. GCR will not disclose this information to others, except as expressly authorized in writing by GlycoGenesys and will not use this information directly or indirectly for the benefit of GCR or as basis for advice to any other party concerning any decision to buy, sell, or otherwise deal in GlycoGenesys’s securities or those of any of its affiliated companies.

2.7 GCR as a Representative of GlycoGenesys

GCR shall act as GlycoGenesys’ representative in its acceptance of all information, reports, correspondence or the generation of any information, reports or correspondence pertaining to the reference protocol. Any and all such information shall remain the sole property of GlycoGenesys, shall be treated as Confidential Information and shall be immediately returned to GlycoGenesys upon the termination of this Agreement.

2.8 GlycoGenesys Obligations

GlycoGenesys agrees to cooperate with GCR and its officers, directors, agents, representatives, employees, consultants, vendors, contractors and attorneys in the performance of this Agreement.

2.9 Return of Documents

GCR shall immediately, upon termination of this Agreement, return all Documents to a designated representative of GlycoGenesys. For purposes herein, Document or Documents shall be used in the broadest sense and shall mean, without limitation, any written, recorded, electronic or graphic materials (however produced or reproduced), computer generated or stored data (including, without limitation, computer files, regardless of the storage media, databases and electronic mail), documents or files, tapes or other recordings, and any other tangible objects. All materials, documents, information and suggestions of every kind and description supplied to GCR by GlycoGenesys or generated under this Agreement will be the sole and exclusive property of GlycoGenesys, and GlycoGenesys will have the right to make whatever use it deems desirable of any such materials, documents and information.

2.10 Regulatory Compliance

To the extent applicable, GCR shall comply with the appropriate laws, rules and regulations, policies and guidelines relating to the services set forth in each Work Order including, without limitation, the Federal Food Drug & Cosmetic Act, as amended, and the implementing regulations thereunder and the Health Insurance Portability and Accountability Act, as may be amended, and the implementing regulations thereunder (HIPPA) (collectively, the “Applicable Laws”). GCR agrees that it will, to the best of its ability (i) ensure that investigators understand that written informed consent must be obtained from all participating subjects prior to enrollment in the studies in accordance with the requirements specified with the Code of Federal Regulations, the ICH guidelines and all other Applicable Laws, that they must give a signed copy of the informed consent to each subject and they must keep a copy in the subject’s files, and report and attempt to correct deficiencies in such practices, (ii) ensure that investigators understand and comply with FDA guidelines for the conduct of research, (iii) ensure that there will be acceptable facilities for conduct of any study and immediately report and attempt to correct deficiencies, (iv) ensure that investigators understand their obligation to conduct all studies in compliance with the protocol’s requirements and to report and attempt to correct deficiencies, (v) work with investigators to ensure that the rights, welfare and safety of the subjects are protected, (vi) as applicable, initiate the protocol only after written, unconditional approval is received from the appropriate and duly constituted Institutional Review Board (“IRB”) in accordance with 21 C.F.R. Part 56; (vii) comply with all applicable requirements pertaining to the protection of human subjects under 45 C.F.R. Part 46; and (viii) provide sufficient financial disclosure as required under 21 C.F.R. Part 54.

2.11 Recordkeeping

GCR agrees to take reasonable steps that are requested by GlycoGenesys as a result of an audit to cure deficiencies in all documentation related to the services provided hereunder. GCR will retain all documentation, raw data and record keeping related to such services, in conformance with all applicable laws, regulations, policies and guidelines and as specified by GlycoGenesys, but in no event less than three years following completion of the Study. During this period, such documentation or raw data shall be available for inspection by GlycoGenesys or by an authorized representative designated by GlycoGenesys and at any time, upon GlycoGenesys’ written request, GCR shall deliver all such documentation and raw data to GlycoGenesys or its designee. GCR shall not discard or destroy any documentation or raw data, except wet specimens of blood, urines, feces and biological fluids, relating to the Study during this period ending three (3) years following completion of the Study. Upon the expiration of such period, GCR shall contact GlycoGenesys to determine whether (i) to return the documentation and raw data (all shipping, handling and/or insurance charges shall be at GlycoGenesys’ expense), (ii) to extend the storage of documentation and raw data (at rates that are in effect at that time); and (iii) to dispose of any work product and raw data (at rates that are in effect at that time).

GCR agrees to advise GlycoGenesys of any regulatory inspection, review or audit prior thereto to the extent possible and to provide GlycoGenesys with a copy of any inspection or audit report. Any response to a regulatory agency will be subject to approval by GlycoGenesys prior to issuance. Such approval will not be unreasonably withheld.

2.12 Right to Audit

During the term of this Agreement, until two (2) years after its expiration or termination, GlycoGenesys may audit any financial records of GCR associated with this Agreement. Such records may include invoice records, invoices from third parties, contracts with third parties and payments relating to this Agreement. To the extent such records are not separable from other customer records, GCR will give reasonable access to the records to an independent auditor selected by GlycoGenesys who will audit the records pertaining to the Study and related Work Orders and may disclose the results of the audit only to the extent it relates to the Study. In no event shall other customer information be disclosed to GlycoGenesys.

2.13 Insurance

GCR shall at its expense maintain insurance coverage during the term of this Agreement and for a period of 3 years thereafter with an established insurance company in such amounts: (a) Commercial general liability insurance including premises and operations with limits of not less than $1 million per occurrence and $2 million overall (b) Property damage liability insurance with limits of not less than $1 million per occurrence and $1 million overall (c) Professional liability insurance with limits of not less than $1 million per occurrence and $1 million overall. All such insurance shall cover claims made before and after termination of this Agreement.

2.14 Transfer of Obligations

Pursuant to 21 CFR 312.52, at the request of GlycoGenesys, GCR will provide in writing a Notice of Transfer of Obligations. GCR agrees to diligently carryout all transferred obligations and responsibilities in compliance with all applicable laws, regulations, policies and guidelines as well as the terms specified herein.

3	COMPENSATION TO GCR

As full and complete compensation for all services to be performed by GCR pursuant to this Agreement, GlycoGenesys shall pay a total of $[******] to GCR in the following staged payments:

•	$[*****] on signing this Agreement. Non payment of this amount within 30 days will render this Agreement null and void.

•	$[*****] payable within 30 days of the enrollment of the first patient into this study.

•	$[*****] payable within 30 days after the 15th patient has been enrolled.

•	$[*****] payable within 30 days after enrollment is completed.

•	The balance (and in the case that the study protocol has remained unchanged from the March 11, 2004 Issue) of $[*****] payable within 30 days of the study report being finalized.

Deviations in the scope of the protocol during the study may involve additional costs.

Pass through costs, such as travel and living, will be by prior agreement and will be payable within 30 days of GCR invoicing GlycoGenesys. Travel and living guidelines are given in Exhibit A.

4	ASSUMPTIONS

•	The study will run from [*****] to [*****].

•	The FDA, investigators involved and the site(s) IRB(s) have approved the protocol, prior to commencement of the study. Significant changes in the protocol may change this cost estimate.

•	GCR has no responsibility for FDA IND-compliance or availability of the clinical trial material supplies, except for communicating to GlycoGenesys clinical site needs.

•	Travel and living detailed elsewhere in the Agreement will be paid by GlycoGenesys.

•	Electronic Data Capture will be performed by Medidata Inc. New York and be billed separately to GlycoGenesys.

•	Medidata and GlycoGenesys will finalise an Agreement by April 1 2004.

5	TERMINATION

5.1 Breach

Either party may terminate this Agreement in the event there has been a breach by the other party of its representations in this Agreement or in the event the other party shall have materially breached or defaulted in the performance of any of its obligations hereunder (such breaches or default shall be collectively referred to herein as a “default”), and such default shall have continued for ten (10) days after the written notice thereof was provided to the defaulting party by the other party specifying the particulars of the default. Any termination shall become effective at the end of such ten (10) day period unless the defaulting party (or any other party on its behalf) has cured any such default prior to the expiration of the ten (10) day period.

5.2 Bankruptcy

If voluntary or involuntary proceedings by or against GlycoGenesys or GCR are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such party, or proceedings are instituted by or against such party for corporate reorganization or the dissolution of such party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such party makes an assignment for the benefit of creditors, or substantially all of the assets of such party are seized or attached and not released within sixty (60) days, thereafter, the other party may immediately terminate this Agreement, effective upon notice of such termination.

5.3 Agreement

The Agreement may be terminated at any time by mutual written consent of GlycoGenesys and GCR with 30 days written notice. Prorated payments due at that time must be paid. For example, if the agreement is terminated after 10 patients are enrolled, 2/3 of the staged payment due after 15 patients are enrolled will become immediately payable.

If GlycoGenesys fails to make the initial payment of $[*****] within 60 days of the effective issue date of this contract this document is voided. The provisions of Sections 2.4, 2.6, 2.9, 2.11, 2.12, 2.13, 8 and 10 shall survive the termination of this Agreement.

6	REPRESENTATIONS OF GLYCOGENESYS

6.1 Organization

GlycoGenesys (a) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted.

6.2 Authority and Enforceability

Consummation of this Agreement will not constitute or result in a breach or default of any provision of any charter, bylaw, indenture, mortgage, lease agreement, or any order, judgment, or decree to which any property of GlycoGenesys is subject, or by which GlycoGenesys is bound, except for breaches or defaults which, in the aggregate, would not have a material effect on GlycoGenesys’s properties, business operations, or financial condition. This Agreement has been duly and validly executed and delivered by GlycoGenesys and (assuming that this Agreement constitutes a valid and binding obligation of GCR) constitutes a valid and binding obligation of GlycoGenesys enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect relating to the rights and remedies of creditors generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.3 Consents and Approvals

The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of GlycoGenesys and no other corporate proceedings on the part of GlycoGenesys is necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated by this Agreement.

6.4 Representations

a. Except as described in Current Reports on Form 8-K filed by GlycoGenesys on February 4, 20 and 24, 2004, to the best of GlycoGenesys’s knowledge and belief, there is no litigation or claim and no threatened litigation or claim, nor does GlycoGenesys know of any basis for any such litigation or claim, that would prevent or hinder the performance of GlycoGenesys hereunder;

b. Except as described in Current Reports on Form 8-K filed by GlycoGenesys on February 4, 20 and 24, 2004, GlycoGenesys, to the best of its knowledge and belief, has good, valid and marketable title to all of its assets, including particularly GCS 100;

c. Except as described in Current Reports on Form 8-K filed by GlycoGenesys on February 4, 20 and 24, 2004, GlycoGenesys, to the best of its knowledge and belief, is not in violation in any material respect with any agreement, order, judgment, law or regulation applicable to it, including particularly securities laws and regulations, and it has obtained all governmental permits or licenses required to conduct its business;

d. GlycoGenesys, to the best of its knowledge and belief, all applications, documents and other material, whether oral or written, presented by GlycoGenesys, its officers, directors, representatives, attorney and agents to the FDA are complete and accurate and do not contain any false or misleading statement or any basis for assertion by the FDA that the information is not full, complete and accurate or contains any false or misleading statement.

7	REPRESENTATIONS OF GCR

7.1 Organization

GCR: (1) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (iii) has qualified to do business as a corporation in any jurisdiction.

7.2 Authority and Enforceability

Consummation of this Agreement will not constitute or result in a breach or default of any provision of any charter, bylaw, indenture, mortgage, lease agreement, or any order, judgment, or decree to which any property of GCR is subject, or by which GCR is bound. This Agreement has been duly and validly executed and delivered by GCR and (assuming that this Agreement constitutes a valid and binding obligation of GlycoGenesys) constitutes a valid and binding obligation of GCR enforceable against it in accordance with its terms, except as enforcement be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect relating to the rights and remedies of creditors generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.3 Performance

GCR represents to GlycoGenesys that its officers and employees have the expertise, experience and scientific, regulatory and business affiliations to perform all the obligations undertaken by it under this Agreement. GCR will use its best efforts to minimize the amount of turnover of key personnel on the Study. Changes of key personnel or director level personnel will not be done without prior notification to GlycoGenesys. GCR further represents and warrants that all GCR employees/contractors (i) are duly qualified and that no person has been debarred under subsections (a) or (b) of Section 306 of the Federal Food, Drug, and Cosmetic Act, as amended, 31 U.S.C. Section 335a(a) and (b), (ii) are not and have not been under investigation by the U.S. Food and Drug Administration (“FDA”), and (iii) has a disqualification hearing pending or has been disqualified by the FDA pursuant 21.C.F.R. Section 312.70. No debarred person will in the future be employed by GCR in connection with responsibilities or obligations of GCR under this Agreement. . GCR agrees to immediately disclose in writing to GlycoGenesys if any employee or agent is debarred or disqualified or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to the best of GCR’s knowledge, threatened, relating to the debarment or disqualification of GCR or any person performing services hereunder.

7.4 Ancillary Agreements

GCR has no undisclosed agreement or understanding, actual or contingent, of any kind or nature whatsoever, with any officer, director or shareholder of GlycoGenesys, or any other person, corporation, partnership, other entity or organization relating to (i) this Agreement or the consummation of the transactions contemplated by this Agreement,

(ii) the present or future ownership, whether directly, indirectly, actual, beneficial or contingent, of the common stock of GlycoGenesys, or (iii) the present or future management of GlycoGenesys.

8	INDEMNIFICATION

8.1 Indemnification of GCR

GlycoGenesys agrees to defend, indemnify, and hold harmless GCR and its respective shareholders, employees, sub-contractors, consultants and agents from and against any claims, proceedings, or investigations arising out of or in connection with this Agreement and agrees to reimburse GCR for all reasonable costs and expenses, including, without limitation reasonable attorney’s fees incurred in advance of judgment; provided, however that GlycoGenesys shall not be responsible for the indemnification of GCR if such claim, proceeding or investigation arises out of or in connection with the negligence, fraudulent behavior, intentional misconduct or violation of the laws, rules, regulations or policies of the United States, applicable states, or the FDA. GCR shall promptly notify GlycoGenesys of any claim, proceeding or investigation to allow GlycoGenesys to assume the defense thereof, including without limitation, the right to select defense counsel and the right to settle any claims or suits at its discretion. The indemnified parties shall fully cooperate with GlycoGenesys in defense of any claim, proceeding or investigation subject to GlycoGenesys reimbursing reasonable out-of-pocket expenses involved in such cooperation.

9	DELAYS, DELIVERIES, DISCLAIMERS AND REMEDIES

9.1 Deliveries by GlycoGenesys

GlycoGenesys acknowledges that GCR will require documents, data, records from and cooperation by GlycoGenesys to properly perform the services hereunder and that GCR is not responsible for the errors, delays or other consequences arising from the failure of GlycoGenesys to provide such data, records or cooperation.

9.2 Delays

GlycoGenesys acknowledges that GCR will present timetables with each Work Order which have been carefully considered, planned, and optimized using its expertise and knowledge of the industry, however, reasonable delays and unforeseen difficulties may arise. In the event of such delay or difficulty, GCR shall notify GlycoGenesys within ten (10) business days of knowledge of such delay and the parties shall negotiate in good faith to resolve such delays or difficulty and to adjust the Budget or Completion Date, as necessary.

9.3 Nature of GCR Services

GCR agrees to use its best efforts to complete each Work Order within the Budget and by the Completion Date; however, GlycoGenesys acknowledges that, despite the best efforts of GCR, the results of the services to be provided hereunder are inherently uncertain. Accordingly, GCR makes no guarantee of the results of the referenced protocol or the FDA’s acceptance of those results.

9.4 Remedies

The sole remedy to GlycoGenesys for breach or default by GCR shall be termination of this Agreement as herein provided, and in no event shall GCR be liable for special, indirect, incidental or consequential damages or for any liability to a third party except when such liability is caused by its negligence, fraudulent behavior, intentional misconduct or violation of the laws, rules, regulations or policies of the United States, applicable States, and the FDA by GCR and its respective employees, sub-contractors, consultants, and agents.

10	INTELLECTUAL PROPERTY

GCR will disclose promptly to GlycoGenesys any and all inventions, discoveries and improvements related to GlycoGenesys’s product conceived or made by GCR or its agents while providing services to GlycoGenesys and relating to services or within twelve (12) months after the provision thereof, and agrees to assign all its interest therein to GlycoGenesys whenever requested to do so by GlycoGenesys. GCR and its agents will execute any and all applications, assignments, or other instruments and give testimony and provide information which GlycoGenesys will deem necessary to apply for and obtain Letters of Patent in the United States or of any foreign country or to protect otherwise GlycoGenesys’s interests therein, and GlycoGenesys will compensate GCR for the time devoted to said activities and reimburse for expenses incurred.

GlycoGenesys acknowledges that GCR possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, procedure manuals, personnel data, computer technical expertise, and software, which have been independently developed by GCR and which relate to its business or operations (collectively “GCR Property”). GlycoGenesys and GCR agree that any GCR Property or improvements thereto which are used, improved, or developed by GCR under or during the term of this Agreement or any Work Order are the sole and exclusive property of GCR.

Any copyrightable work created by GCR in connection with or during the performance of this Agreement by GCR shall be considered a work made for hire, whether published or unpublished, and all rights therein shall be the property of GlycoGenesys as employer, author and owner of the copyright in such work. GCR, without charge to GlycoGenesys other than reasonable payment for time involved in the event the Agreement shall have terminated, but at GlycoGenesys’ expense, shall duly execute, acknowledge, and deliver to GlycoGenesys all such further papers, including assignments and applications for copyright registration or renewal, as may be necessary to enable GlycoGenesys to publish or protect said works by copyright or otherwise in any and all countries and to vest title to said works in GlycoGenesys, or its nominees, their successors or assigns. GCR shall promptly notify GlycoGenesys of any copyrightable work contemplated herein.

11	ARBITRATION

Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in accordance with the current Commercial Arbitration Rules of the American Arbitration Association and any judgment upon the award shall be deemed to be binding by both GCR and GlycoGenesys. In the case of a dispute that is likely to involve arbitration, each party shall designate one arbitrator and these two arbitrators will pick a mutually agreed upon third arbitrator. Both sides will work towards selecting an arbitration body in good faith and in a timely manner.

12	MISCELLANEOUS

12.1 Notices

All notices, requests, consents, and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally, or mailed first-class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date sent) or by facsimile, as follows (or to such other addresses as either party shall designate by notice in writing to the other in accordance herewith):

(a) if to GCR:

Simon Welch, Glenmere Clinical Research 687 Pine Hill Road Chester, NY 10918; fax:

(b) if to GLYCOGENESYS:

31 St. James Ave., Suite 810, Boston, MA 02116, Attn: Bradley Carver; fax: 617-422-0675

12.2 Article and Sections Headings:

The article and section headings of this Agreement are inserted for convenience of reference and shall not be considered a part of this Agreement or used in its interpretation.

12.3 Rules of Construction

For all purposes of this Agreement, unless the context shall otherwise indicate; (i) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person, firm, or corporation, may require; (ii) plurals of defined terms shall include the singular; (iii) the words “hereof and “herein” shall be construed to refer to the entirety of this Agreement and not restricted to the particular Article, Section, subsection, or paragraph in which they occur; and (iv) GlycoGenesys and GCR will be deemed to have participated in the negotiation and drafting of this Agreement.

12.4 Severability:

If any one or more phrases, sentences, clauses, or paragraphs of this Agreement shall be held invalid or unenforceable by a court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other portions of this Agreement, or any part thereof

12.5 Execution of Counterparts

This Agreement may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all of which are identical.

12.6 Applicable Law:

This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Massachusetts.

12.7 Prior Agreements

This Agreement constitutes the entire Agreement and cancels and supersedes all prior agreements and undertakings, oral or written, among or between the parties hereto relating to the subject matter of this Agreement. This Agreement is solely for the benefit of GlycoGenesys and GCR and does not confer on any other entity or person any rights or remedies under this Agreement.

12.8 Amendments

This Agreement may not be amended, supplemented or discharged except by accepted performance or by an instrument in writing signed by both GlycoGenesys and GCR.

12.9 Waiver

GlycoGenesys or GCR may waive performance by the other party of any of the covenants or agreements, or satisfaction of any of the conditions, contained in this Agreement. Any agreement on the part of GlycoGenesys or GCR to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

12.10 Assignment

Except as otherwise provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either GlycoGenesys or GCR (whether by operation of law or otherwise) without the prior written consent of the other party. In the event of any assignment, the representations, warranties and covenants made by the assigning Party herein must also be able to be made by the acquirer. Subject to the preceding sentences, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs and assigns.

12.11 Publicity

Neither party shall disclose the business relationship formed by this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. Such limitations shall not apply to disclosures which the parties are required to make by law; provided, however, that the disclosing party shall, if reasonably possible, prior to such disclosure allow the other party an opportunity to intercede in such disclosure and obtain confidential treatment of any Confidential Information contained in such disclosure.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GLYCOGENESYS, INC.	GLENMERE CLINICAL RESEARCH, INC

/s/ Bradley J Carver	/s/ Simon A Welch

Name: Bradley J Carver	Name: Simon A Welch
Title: CEO & President	Title: President
Date:	Date:

EXHIBIT A

GUIDELINES FOR OUT OF TOWN BUSINESS TRAVEL AND LIVING EXPENSES

The following policy applies to all GCR Company employees, monitors and consultants.

RESERVATION/TICKET REQUESTS

AIR TRAVEL

Maximum lead-time should be provided when requesting reservations to take advantage of the numerous excursion and discount fares offered. Normal lead-time requirement: 7-14 days for domestic travel; 21 days for international travel.

Last-minute changes before/during a trip that result in higher airfare should be avoided.

Personal stopovers, which increase airfare or impact the ability to utilize a discount airfare will be at the employee’s expense and should be deducted from the related expense report.

AUTOMOBILE RENTAL

If possible, a credit card featuring CDW (collision damage waiver) and PAI (personal accident insurance) coverage should be utilized to limit liability in the event of damage to the rental vehicle.

Rental company refueling charges are considerably higher than local gas station rates. It is recommended that gas tanks be filled prior to drop-off whenever possible. Gas receipts will be reimbursed to traveler on the expense report.

SURFACE TRAVEL

As a general guideline, you should select the mode of transportation which minimizes expenses without causing undue inconvenience or significantly greater travel time to your destination. For instance, when available and convenient, airport or hotel shuttle/limousine service should be used instead of taxis. Consideration should be given to the cost of rental car and hotel parking as opposed to taxi charges.

HOTEL ACCOMODATIONS

Hotels offering corporate rates to the Company should be used unless a specific hotel requested does not exceed available corporate rates in the same area. It is the responsibility of the traveler to verify that the correct room rate has been applied upon check-in.

Should your plans change, reservations confirmed on a guaranteed payment basis must be cancelled in a timely fashion to avoid “no show” charges. A cancellation number and/or the name of the individual accepting the cancellation should be obtained.

TRAVEL AND ENTERTAINMENT EXPENSES

You will be reimbursed for actual, reasonable expenses incurred for meals and drinks, including tips. Receipts must accompany expenditures of $25 or more. If you are required to entertain while traveling, please be sure to identify the person or persons entertained with a clear explanation of the business purpose of the entertainment on your expense report.